Exhibit 99.1

JANUARY 26, 2010	Media Contact:	Anthony Farina
WILMINGTON, Del.		302-773-4418
anthony.r.farina@usa.dupont.com

	Investor Contact:	302-774-4994

DuPont Reports Fourth Quarter 2009 EPS of $.48; Increases 2010 Guidance

Results Reflect Improving Volumes in all Regions

Highlights:

•                  DuPont’s fourth-quarter 2009 earnings were $.48 per share, compared to a fourth-quarter 2008 loss of $.70 per share.  Excluding significant items, fourth-quarter 2009 earnings were $.44 per share versus a $.28 per share loss in the prior year (see Schedule B.)

•                  Sales of $6.4 billion were up 10 percent versus prior year, led by sales growth greater than 20 percent for titanium dioxide, electronic materials, performance polymers and seed products.

•                  Volume grew 10 percent, with increases in all regions.  Asia Pacific sales exceeded pre-recession levels with volume up 34 percent versus prior year, reflecting very strong demand in China, Japan, Korea and India.

•                  Raw material, energy and freight costs for the fourth-quarter were about 20 percent lower after adjusting for currency and volume.

•                  The company exceeded its full-year goal to deliver $1 billion of fixed cost reductions and productivity actions.

•                  Full-year 2009 earnings were $1.92 per share versus $2.20 in 2008.  Excluding significant items, 2009 earnings were $2.03 per share versus $2.78 in the prior year.

•                  Full-year free cash flow of $3.4 billion achieved the company’s goal, reflecting capital productivity and favorable currency impact.

•                  DuPont increased its full-year 2010 earnings guidance to a range of $2.15 to $2.45 per share.  The previous guidance was $2.10 to $2.40 per share.

“Across the organization, DuPont delivered on its commitments in 2009,” said DuPont Chair and CEO Ellen Kullman.  “We intend to emerge stronger in 2010 by building on the work we accomplished last year, with a focus on sales growth through market-driven innovation and operating leverage.  We remain committed to compound annual growth targets of 10 percent for top-line and 20 percent for earnings through 2012.”

Global Consolidated Sales and Net Income

Fourth-quarter 2009 consolidated net sales of $6.4 billion were 10 percent higher than prior year, reflecting 10 percent higher volume, 3 percent lower local prices, a 4 percent positive impact from currency exchange rates and a 1 percent reduction from portfolio changes.  The table below shows regional sales and variances versus fourth-quarter 2008.

(dollars in billions)	$	% Change	Local Currency Price	Currency Effect	Volume	Portfolio/ Other
U.S.	$1.9	(2)	(5)	—	4	(1)
EMEA*	1.8	6	(1)	6	1	—
Asia Pacific	1.6	36	(3)	5	34	—
Canada & Lat. America	1.1	12	(5)	8	9	—

Total Consolidated Sales	$6.4	10	(3)	4	10	(1)

* Europe, Middle East & Africa

Net income attributable to DuPont for the fourth-quarter 2009 was $441 million versus a $629 million loss in the prior year.  Net income excluding significant items was $402 million versus a $249 million loss in the prior year.  The improvement reflects significantly higher sales volume, lower variable cost and currency benefit.

Earnings Per Share

The table below shows year-over-year earnings per share (EPS) variances for the fourth-quarter.

EPS ANALYSIS

4Q

EPS - 2008	$(.70)

Less: Significant items (Schedule B)	(.42)
EPS - 2008 Excluding significant items	$(.28)

Local prices	(.15)
Variable costs*	.51
Volume	.30
Fixed costs *	(.08)
Currency	.04
Tax	—
Exchange Gain/Loss	.06
Other**	.04

EPS – 2009 Excluding significant items	$.44
Significant Items (see Schedule B)	.04

EPS - 2009	$.48

*Excluding volume and currency impacts.

**Primarily higher equity affiliate income partly offset by a $.05 charge in Pharmaceuticals relating to the timing of rebates and other sales deductions.

Business Segment Performance

The table below shows fourth-quarter 2009 segment sales and related variances versus prior year.

	Three Months Ended		Percentage Change
	December 31, 2009		Due to:
SEGMENT SALES* (Dollars in billions)	$	% Change	USD Price	Volume	Portfolio and Other
Agriculture & Nutrition	$1.4	12	3	9	—
Electronics & Communications	0.6	22	9	13	—
Performance Chemicals	1.3	9	(8)	17	—
Performance Coatings	1.0	8	10	(2)	—
Performance Materials	1.4	20	(3)	24	(1)
Safety & Protection	0.8	(9)	—	(9)	—

* Segment sales include transfers

Reported pre-tax operating income (PTOI) for fourth-quarter 2009 was $798 million compared to a fourth-quarter 2008 pre-tax operating loss of $595 million.  Segment PTOI (loss) excluding significant items is shown below.

PRE-TAX OPERATING INCOME (LOSS) EXCLUDING SIGNIFICANT ITEMS*

	Three Months Ended December 31
				$ change
(Dollars in millions)	2009		2008	vs. 2008

Agriculture & Nutrition	$(97)		$(164)	$67
Electronics & Communications	61		29	32
Performance Chemicals	208		14	194
Performance Coatings	70		(81)	151
Performance Materials	174		(129)	303
Safety & Protection	135		87	48
Pharmaceuticals	247	**	265	(18)
Other	(55)		(81)	26

Total Segments	$743		$(60)	$803

*                 See Schedules B and C for a listing of significant items and their impact by segment.

**   Includes a $63 million charge in other income relating to the timing of rebates and other sales deductions.

The following is a summary of business results for each of the company’s reportable segments, comparing the fourth-quarter 2009 with fourth-quarter 2008, for sales and PTOI, excluding significant items.  All references to selling price changes are on a U.S. dollar basis, including the impact of currency.

Agriculture & Nutrition

Segment sales of $1.4 billion were up $143 million or 12 percent.  Volume increased 9 percent, with increases in all regions.  Selling prices were up 3 percent.  Segment volumes reflect 25 percent higher seed volume, with a strong start to the North America and European seasons, and successful summer plantings in Argentina, Brazil, and South Africa.  Seed sales were $465 million.  Crop protection product volumes increased 5 percent, reflecting increased insecticide demand in Latin America.  Food and nutrition products sales were up slightly, reflecting increased sales in North America.  Segment PTOI seasonal loss of $97 million, improved $67 million, principally due to higher seed volumes.

Electronics & Communications

Segment sales of $582 million were up 22 percent versus fourth-quarter 2008 and 2 percent above pre-recession fourth-quarter 2007.  Sales reflect 13 percent higher volumes and 9 percent higher prices (includes metals pass-through pricing) versus fourth-quarter 2008.  Seasonal demand, growth in photovoltaics and a small amount of inventory rebuilding throughout the industry contributed to a strong quarter.  PTOI of $61 million was up $32 million primarily due to significantly improved volume and mix.

Performance Chemicals

Segment sales of $1.3 billion increased $113 million, or 9 percent.  The sales increase was led by 17 percent higher volumes, partly offset by lower prices. Volume increases primarily driven by recovery in the titanium dioxide market in all regions.  Pricing decreases mostly reflected the pass-through of lower chemicals raw material costs.  PTOI was $208 million, an improvement of $194 million.  The increase primarily reflected lower raw material costs and higher volume.

Performance Coatings

Segment sales of $975 million increased $70 million, or 8 percent, principally reflecting higher selling prices.  Volumes were 2 percent lower, reflecting continued industrial market weakness in developed regions, partly offset by higher demand in automotive OEM markets.  PTOI was $70 million, up $151 million, reflecting lower raw material costs and aggressive fixed cost reductions.

Performance Materials

Segment sales of $1.4 billion increased $242 million, or 20 percent, principally reflecting 24 percent higher volumes led by improvement in automotive, industrial, consumer and electrical markets, with strong volume recovery in all regions, particularly Asia Pacific.  Segment PTOI for the quarter was $174 million, an improvement of $303 million, reflecting strong volume and variable margin expansion as lower selling prices were more than offset by the benefits of sharply lower raw material costs.

Safety & Protection

Segment sales of $759 million decreased $75 million, or 9 percent, essentially all volume driven.  Sales into automotive and consumer markets rebounded, while industrial and law enforcement markets continued to lag.  PTOI was $135 million, an improvement of $48 million.  The increase primarily reflected lower raw material costs and fixed cost reductions, partly offset by lower volume.

Additional segment information is available on the DuPont Investor Center website at www.dupont.com.

Outlook

DuPont remains committed to its 20 percent compound annual earnings growth goal for the 2009-2012 time period and 2010 free cash flow target of greater than $1.5 billion as announced November 2009.  DuPont today increased its full-year 2010 earnings guidance to a range of $2.15 to $2.45 per share versus the previous guidance of $2.10 to $2.40 per share.  Due to strong pension fund performance, the company now expects pension expense to be about $.10 per share lower than originally anticipated.  In addition, the company is estimating a first-quarter $.05 per share exchange loss resulting from devaluation of the Venezuelan currency.

“In 2010, we will continue the momentum generated from last year’s aggressive cost-cutting and cash-generating actions,” Kullman said.  “We remain confident in our performance outlook for 2010, based on improving economic conditions coupled with well-positioned and streamlined businesses.  Each one of our business units has clear targets, our leaders understand their accountability and our teams are poised to deliver in 2010.”

Use of Non-GAAP Measures

Management believes that certain non-GAAP measurements, such as free cash flow, are meaningful to investors because they provide insight with respect to ongoing operating results of the company.  Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.  Reconciliations of non-GAAP measures to GAAP are provided in schedules C and D.

DuPont is a science-based products and services company.  Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere.  Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.

Forward-Looking Statements:  This news release contains forward-looking statements based on management’s current expectations, estimates and projections.  All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements.  Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions.  These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions.  Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated.  These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations. The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

#   #   #

E. I. du Pont de Nemours and Company

Consolidated Income Statements

(Dollars in millions, except per share amounts)

SCHEDULE A

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net sales	$6,419	$5,820	$26,109	$30,529
Other income, net	395	250	1,219	1,307
Total	6,814	6,070	27,328	31,836

Cost of goods sold and other operating charges (a)	4,956	5,250	19,708	23,548
Selling, general and administrative expenses	856	799	3,440	3,593
Research and development expense	389	343	1,378	1,393
Interest expense	96	104	408	376
Employee separation / asset related charges, net (a)	(55)	535	210	535
Total	6,242	7,031	25,144	29,445

Income (loss) before income taxes	572	(961)	2,184	2,391
Provision for (benefit from) income taxes	127	(325)	415	381

Net income (loss)	445	(636)	1,769	2,010

Less: Net income (loss) attributable to noncontrolling interests	4	(7)	14	3

Net income (loss) attributable to DuPont	$441	$(629)	$1,755	$2,007

Basic earnings (loss) per share of common stock	$0.48	$(0.70)	$1.93	$2.21

Diluted earnings (loss) per share of common stock	$0.48	$(0.70)	$1.92	$2.20

Dividends per share of common stock	$0.41	$0.41	$1.64	$1.64

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	904,526,000	903,265,000	904,395,000	902,415,000
Diluted	910,854,000	903,265,000	908,712,000	907,371,000

(a) See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

SCHEDULE A (continued)

	December 31, 2009	December 31, 2008
Assets
Current assets
Cash and cash equivalents	$4,021	$3,645
Marketable securities	2,116	59
Accounts and notes receivable, net	5,030	5,140
Inventories	5,380	5,681
Prepaid expenses	129	143
Income taxes	612	643
Total current assets	17,288	15,311
Property, plant and equipment, net of accumulated depreciation (December 31, 2009 - $17,821; December 31, 2008 - $16,800)	11,094	11,154
Goodwill	2,137	2,135
Other intangible assets	2,552	2,710
Investment in affiliates	1,014	844
Other assets	4,100	4,055
Total	$38,185	$36,209

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,542	$3,128
Short-term borrowings and capital lease obligations	1,506	2,012
Income taxes	154	110
Other accrued liabilities	4,188	4,460
Total current liabilities	9,390	9,710
Long-term borrowings and capital lease obligations	9,528	7,638
Other liabilities	11,490	11,169
Deferred income taxes	126	140
Total liabilities	30,534	28,657

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; issued at December 31, 2009 - 990,855,000; December 31, 2008 - 989,415,000	297	297
Additional paid-in capital	8,469	8,380
Reinvested earnings	10,710	10,456
Accumulated other comprehensive loss	(5,771)	(5,518)
Common stock held in treasury, at cost (87,041,000 shares at December 31, 2009 and 2008)	(6,727)	(6,727)
Total DuPont stockholders’ equity	7,215	7,125
Noncontrolling interests	436	427
Total equity	7,651	7,552
Total	$38,185	$36,209

E. I. du Pont de Nemours and Company

Condensed Consolidated Statements of Cash Flows

(Dollars in millions)

SCHEDULE A (continued)

	Year Ended December 31,
	2009	2008

Cash provided by operating activities	$4,741	$3,129

Investing activities
Purchases of property, plant and equipment	(1,308)	(1,978)
Investments in affiliates	(124)	(55)
Payments for businesses (net of cash acquired)	(13)	(144)
Net decrease (increase) in short-term financial instruments	(2,016)	40
Other investing activities - net	(837)	527
Cash used for investing activities	(4,298)	(1,610)

Financing activities
Dividends paid to stockholders	(1,492)	(1,496)
Net (decrease) increase in borrowings	1,391	2,089
Other financing activities - net	4	285
Cash (used for) provided by financing activities	(97)	878

Effect of exchange rate changes on cash	30	(57)

Increase in cash and cash equivalents	376	2,340

Cash and cash equivalents at beginning of period	3,645	1,305

Cash and cash equivalents at end of period	$4,021	$3,645

E. I. du Pont de Nemours and Company

Schedules of Significant Items

(Dollars in millions, except per share amounts)

SCHEDULE B

SIGNIFICANT ITEMS

	Pre-tax		After-tax		($ Per Share)
	2009	2008	2009	2008	2009	2008
1st Quarter - Total	$—	$—	$—	$—	$—	$—

2nd Quarter
2009 Restructuring charge (a)	$(340)	$—	$(227)	$—	$(0.25)	$—
2008 Restructuring adjustment (b)	75	—	53	—	0.06	—
Hurricane proceeds and adjustments (c)	50	—	33	—	0.04	—
2nd Quarter - Total	$(215)	$—	$(141)	$—	$(0.15)	$—

3rd Quarter
Hurricane charges (d)	$—	$(227)	$—	$(146)	$—	$(0.16)
3rd Quarter - Total	$—	$(227)	$—	$(146)	$—	$(0.16)

4th Quarter
2008 and 2009 Restructuring adjustments (b)	$55	$—	$39	$—	$0.04	$—
2008 Restructuring charges (e)	—	(535)	—	(380)	—	(0.42)
4th Quarter - Total	$55	$(535)	$39	$(380)	$0.04	$(0.42)

Full Year - Total	$(160)	$(762)	$(102)	$(526)	$(0.11)	$(0.58)

(a)

Second quarter and full year 2009 included a $(340) restructuring charge recorded in Employee separation / asset related charges, net related to severance and related benefit costs, asset related charges, and other non-personnel costs. Pre-tax amounts by segment were: Electronics & Communications - $(43); Performance Chemicals - $(66); Performance Coatings - $(65); Performance Materials - $(110); Safety & Protection - $(55); and Other - $(1).

(b)

Second quarter and fourth quarter 2009 included a net reduction of $75 and $55, respectively for estimated costs recorded in Employee separation / asset related charges, net related to the 2008 and 2009 restructuring programs primarily due to the achievement of work force reductions through non-severance programs. Total full year pre-tax amounts by segment were: Agriculture & Nutrition - $1; Electronics and Communications - $6; Performance Chemicals - $12; Performance Coatings - $50; Performance Materials - $52; Safety & Protection - $10; and Other - $(1).

(c)

Second quarter and full year 2009 included a $50 benefit in Cost of goods sold and other operating charges resulting from a reduction of $26 from lower than estimated inventory and permanent investment write-offs and $24 in insurance recoveries relating to the damage from Hurricane Ike in 2008. Total pre-tax amount relates to the Performance Materials segment.

(d)

Third quarter and full year 2008 included a pre-tax charge of $(227) for costs associated with clean up, restoration of manufacturing operations, and lost inventory resulting from hurricanes damages. Pre-tax hurricane charges by segment were: Agriculture & Nutrition - $(4); Performance Chemicals - $(6); Performance Materials - $(216); and Safety & Protection - $(1).

(e)

Fourth quarter and full year 2008 includes a $(535) restructuring charge in Employee separation / asset related charges, net comprised of severance and related benefit costs, asset write-offs, impairment charges, and other non-personnel costs. Pre-tax amounts by segment were: Agriculture & Nutrition - $(18); Electronics & Communications - $(37); Performance Chemicals - $(50); Performance Coatings - $(209); Performance Materials - $(94); Safety & Protection — $(96); and Other - $(31).

See Schedule C for detail by segment.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C

	Three Months Ended December 31,		Year Ended December 31,
SEGMENT SALES (1)	2009	2008	2009	2008
Agriculture & Nutrition	$1,368	$1,225	$8,287	$7,952
Electronics & Communications	582	477	1,918	2,194
Performance Chemicals	1,320	1,207	4,964	6,035
Performance Coatings	975	905	3,429	4,361
Performance Materials	1,436	1,194	4,768	6,425
Safety & Protection	759	834	2,811	3,733
Other	45	31	158	160
Total Segment sales	$6,485	$5,873	$26,335	$30,860

Elimination of transfers	(66)	(53)	(226)	(331)
Consolidated net sales	$6,419	$5,820	$26,109	$30,529

(1)   Sales for the reporting segments include transfers.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C (continued)

	Three Months Ended December 31,		Year Ended December 31,
PRE-TAX OPERATING INCOME/(LOSS) (PTOI)	2009	2008	2009	2008
Agriculture & Nutrition	$(95)	$(182)	$1,224	$1,087
Electronics & Communications	67	(8)	87	251
Performance Chemicals	217	(36)	547	687
Performance Coatings	78	(290)	69	(8)
Performance Materials	198	(223)	287	128
Safety & Protection	144	(9)	260	661
Pharmaceuticals	247	265	1,037	1,025
Other	(58)	(112)	(171)	(181)
Total Segment PTOI	$798	$(595)	$3,340	$3,650

Net exchange gains (losses) (1)	(3)	(116)	(205)	(255)
Corporate expenses & net interest	(223)	(250)	(951)	(1,004)
Income (loss) before income taxes	$572	$(961)	$2,184	$2,391

	Three Months Ended December 31,		Year Ended December 31,
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)	2009	2008	2009	2008
Agriculture & Nutrition	$2	$(18)	$1	$(22)
Electronics & Communications	6	(37)	(37)	(37)
Performance Chemicals	9	(50)	(54)	(56)
Performance Coatings	8	(209)	(15)	(209)
Performance Materials	24	(94)	(8)	(310)
Safety & Protection	9	(96)	(45)	(97)
Pharmaceuticals	—	—	—	—
Other	(3)	(31)	(2)	(31)
Total significant items by segment	$55	$(535)	$(160)	$(762)

	Three Months Ended December 31,		Year Ended December 31,
PTOI EXCLUDING SIGNIFICANT ITEMS	2009	2008	2009	2008
Agriculture & Nutrition	$(97)	$(164)	$1,223	$1,109
Electronics & Communications	61	29	124	288
Performance Chemicals	208	14	601	743
Performance Coatings	70	(81)	84	201
Performance Materials	174	(129)	295	438
Safety & Protection	135	87	305	758
Pharmaceuticals	247	265	1,037	1,025
Other	(55)	(81)	(169)	(150)
Total Segment PTOI excluding significant items	$743	$(60)	$3,500	$4,412

(1)   Gains and losses resulting from the company’s hedging program are largely offset by associated tax effects.  See Schedule D for additional information.

(2)   See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D

Summary of Earnings Comparisons

	Three Months Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change

Segment PTOI	$798	$(595)	n/m	$3,340	$3,650	-8%
Significant items charge (benefit) included in PTOI (per Schedule B)	(55)	535		160	762
Segment PTOI excluding significant items	$743	$(60)	n/m	$3,500	$4,412	-21%

Net income (loss) attributable to DuPont	$441	$(629)	n/m	$1,755	$2,007	-13%
Significant items charge (benefit) included in net income (loss) attributable to DuPont (per Schedule B)	(39)	380		102	526
Net income (loss) attributable to DuPont excluding significant items	$402	$(249)	n/m	$1,857	$2,533	-27%

EPS	$0.48	$(0.70)	n/m	$1.92	$2.20	-13%
Significant items charge (benefit) included in EPS (per Schedule B)	(0.04)	0.42		0.11	0.58
EPS excluding significant items	$0.44	$(0.28)	n/m	$2.03	$2.78	-27%

Average number of diluted shares outstanding	910,854,000	903,265,000	0.8%	908,712,000	907,371,000	0.1%

Reconciliation of Earnings Per Share (EPS)

	Year Ended
	December 31,
	2009 Actual	2008 Actual

Earnings per share - excluding significant items	$2.03	$2.78
Significant items included in EPS(1):
2009 Restructuring charge	(0.25)	—
2009 Restructuring credit	0.02	—
2008 Restructuring credit (charge)	0.08	(0.42)
Hurricane proceeds and adjustments	0.04	—
Hurricane charge	—	(0.16)
Net charge for significant items	(0.11)	(0.58)
Reported EPS	$1.92	$2.20

(1)  See Schedule B for detail of significant items.

Calculation of Free Cash Flow

	Year Ended
	December 31,
	2009	2008
Cash provided by operating activities	$4,741	$3,129
Less: Purchases of property, plant and equipment	1,308	1,978
Free cash flow	$3,433	$1,151

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Income (loss) before income taxes	$572	$(961)	$2,184	$2,391
Less: Net income (loss) attributable to noncontrolling interests	4	(7)	14	3
Add: Interest expense	96	104	408	376
Adjusted EBIT	664	(850)	2,578	2,764
Add: Depreciation and amortization	346	348	1,503	1,444
Adjusted EBITDA	$1,010	$(502)	$4,081	$4,208

Reconciliations of Fixed Costs as a Percent of Sales

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Total charges and expenses - consolidated income statements	$6,242	$7,031	$25,144	$29,445
Remove:
Interest expense	(96)	(104)	(408)	(376)
Variable costs (1)	(2,979)	(3,245)	(12,507)	(15,736)
Significant items (2)	55	(535)	(160)	(762)
Fixed costs	$3,222	$3,147	$12,069	$12,571

Consolidated net sales	$6,419	$5,820	$26,109	$30,529

Fixed costs as a percent of consolidated net sales	50.2%	54.1%	46.2%	41.2%

(1)   Includes variable manufacturing costs, freight, commissions and other selling expenses which vary with the volume of sales.

(2)   See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D (continued)

Exchange Gains/Losses

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes.  The net pre-tax exchange gains and losses are recorded in Other income, net on the Consolidated Income Statements and are largely offset by the associated tax impact.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Subsidiary/Affiliate Monetary Position Gain/(Loss)
Pre-tax exchange gains (losses) (includes equity affiliates)	$(8)	$(286)	$280	$(396)
Local tax benefits (expenses)	(24)	93	(75)	130
Net after-tax impact from subsidiary exchange gains (losses)	$(32)	$(193)	$205	$(266)

Hedging Program Gain/(Loss)
Pre-tax exchange gains (losses)	$5	$170	$(485)	$141
Tax benefits (expenses)	(2)	(58)	166	(47)
Net after-tax impact from hedging program exchange gains (losses)	$3	$112	$(319)	$94

Total Exchange Gain/(Loss)
Pretax exchange gains (losses)	$(3)	$(116)	$(205)	$(255)
Tax benefits (expenses)	(26)	35	91	83
Net after-tax exchange gains (losses)	$(29)	$(81)	$(114)	$(172)

As shown above, the “Total Exchange Gain/(Loss)” is the sum of the “Subsidiary/Affiliate Monetary Position Gain/(Loss)” and the “Hedging Program Gain/(Loss).”

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

Base income tax rate is defined as the effective income tax rate less the effect of exchange gains/losses, as defined above, and significant items.

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Income (loss) before income taxes	$572	$(961)	$2,184	$2,391
Add: Significant items(1)	(55)	535	160	762
Less: Net exchange gains (losses)	(3)	(116)	(205)	(255)
Income (loss) before income taxes, significant items and exchange gains/losses	$520	$(310)	$2,549	$3,408

Provision for (benefit from) income taxes	$127	$(325)	$415	$381
Add: Tax benefit (expense) on significant items	(16)	150	58	231
Tax benefits (expenses) on exchange gains/losses	(26)	35	91	83
Provision for (benefit from) income taxes, excluding taxes on significant items and exchange gains/losses	$85	$(140)	$564	$695

Effective income tax rate	22.2%	33.8%	19.0%	15.9%
Significant items effect	(0.7)%	7.3%	1.2%	3.5%
Tax rate before significant items	21.5%	41.1%	20.2%	19.4%
Exchange gains (losses) effect	(5.2)%	4.1%	1.9%	1.0%
Base income tax rate	16.3%	45.2%	22.1%	20.4%

(1)  See Schedule B for detail of significant items.